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Exhibit 4.21

Ministry of the Russian Federation for Communications and Informatization

Supplement No. 5
to license No. 5607 (record series A 002365)
of January 10, 1997

        The following paragraph shall be added to s. 1 of the "Conditions of activity under license No. 5607":

        "Within the scope of this license the licensee may provide cellular radiotelephone communications services of a dual-band (dual-range) network of the GSM-900/1800 standard with the installation of necessary equipment operating at the frequency ratings allocated in the established manner in the 1800 and 900 MHz bands in the licensed territory."

First Deputy Minister of the Russian Federation for Communications and Informatization	[signature]	Yu. A. Pavlenko
December 10, 2001
Head of the Administration for Organization of Licensing	[signature]	N.M. Popov

[Seal: Ministry of the Russian Federation for Communications and Informatization]

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  Exhibit 4.21